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                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             TARGETTI SANKEY S.p.A.

                           FLORENCE ACQUISITION CORP.

                                       AND

                             TIVOLI INDUSTRIES, INC.

                         DATED AS OF SEPTEMBER 17, 1999



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                                TABLE OF CONTENTS
                                                                                                               Page
ARTICLE I             THE MERGER..............................................................................   1

         SECTION 1.1.      THE MERGER.........................................................................   1

         SECTION 1.2.      EFFECT OF THE MERGER...............................................................   1

         SECTION 1.3.      CONSUMMATION OF THE MERGER.........................................................   2

         SECTION 1.4.      ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS..........................   2

         SECTION 1.6.      COMPANY STOCK PLANS; WARRANTS......................................................   3

         SECTION 1.7.      PAYMENT FOR SHARES.................................................................   3

         SECTION 1.8.      DISSENTING SHARES..................................................................   5

         SECTION 1.9.      SUBSEQUENT ACTIONS.................................................................   5

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................   5

         SECTION 2.1.      ORGANIZATION AND QUALIFICATION.....................................................   5

         SECTION 2.2.      CHARTER DOCUMENTS..................................................................   6

         SECTION 2.3.      CAPITALIZATION.....................................................................   6

         SECTION 2.4.      AUTHORITY; BOARD APPROVAL..........................................................   6

         SECTION 2.5.      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.........................................   7

         SECTION 2.6.      COMPLIANCE; PERMITS................................................................   8

         SECTION 2.7.      SEC REPORTS; FINANCIAL STATEMENTS..................................................   8

         SECTION 2.8.      ABSENCE OF CERTAIN CHANGES OR EVENTS...............................................   9

         SECTION 2.9.      NO UNDISCLOSED LIABILITIES.........................................................   9

         SECTION 2.10.     ABSENCE OF LITIGATION..............................................................   9

         SECTION 2.11.     EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS......................................   9

         SECTION 2.12.     EMPLOYMENT MATTERS.................................................................  11

         SECTION 2.13.     INFORMATION SUPPLIED...............................................................  11

         SECTION 2.14.     TITLE TO PROPERTY..................................................................  11

         SECTION 2.15.     TAXES..............................................................................  12

         SECTION 2.16.     ENVIRONMENTAL MATTERS..............................................................  12

         SECTION 2.17.     BROKERS............................................................................  13

         SECTION 2.18.     FULL DISCLOSURE....................................................................  13

         SECTION 2.19.     OPINION OF FINANCIAL ADVISOR.......................................................  13

         SECTION 2.20.     INTELLECTUAL PROPERTY..............................................................  13

         SECTION 2.21.     INTERESTED PARTY TRANSACTIONS......................................................  14
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
         SECTION 2.22.     INSURANCE..........................................................................  14

         SECTION 2.23.     VOTE REQUIRED......................................................................  14

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO......................................  15

         SECTION 3.1.      ORGANIZATION AND QUALIFICATION.....................................................  15

         SECTION 3.2.      AUTHORITY..........................................................................  15

         SECTION 3.3.      NON-CONTRAVENTION..................................................................  15

         SECTION 3.4.      GOVERNMENTAL APPROVALS.............................................................  16

         SECTION 3.5.      BROKERS............................................................................  16

         SECTION 3.6.      FINANCING..........................................................................  16

         SECTION 3.7.      INFORMATION SUPPLIED...............................................................  16

ARTICLE IV            CERTAIN COVENANTS.......................................................................  16

         SECTION 4.1.      CONDUCT OF THE COMPANY'S BUSINESS..................................................  16

         SECTION 4.2.      ACCESS, DISCLOSURE, PUBLIC ANNOUNCEMENTS...........................................  18

         SECTION 4.3.      CONSENTS AND APPROVALS; FURTHER ASSURANCES.........................................  19

         SECTION 4.4.      INQUIRIES AND NEGOTIATIONS.........................................................  20

         SECTION 4.5.      NOTIFICATION OF CERTAIN MATTERS....................................................  21

         SECTION 4.6.      FIRPTA CERTIFICATE.................................................................  21

         SECTION 4.7.      CERTAIN EMPLOYEE BENEFIT ARRANGEMENTS..............................................  21

         SECTION 4.8.      EMPLOYMENT AGREEMENTS..............................................................  22

ARTICLE V             ADDITIONAL AGREEMENTS...................................................................  22

         SECTION 5.3.      CONSENTS; APPROVALS................................................................  22

         SECTION 5.4.      INDEMNIFICATION....................................................................  23

         SECTION 5.5.      TARGETTI (USA), LLC................................................................  23

ARTICLE VI            CONDITIONS TO THE MERGER................................................................  24

         SECTION 6.1.      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.........................  24

         SECTION 6.2.      CONDITIONS TO PARENT'S AND NEWCO'S OBLIGATIONS TO EFFECT THE MERGER................  24

         SECTION 6.3.      CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER........................  25

ARTICLE VII           TERMINATION AND ABANDONMENT.............................................................  25

         SECTION 7.1.      TERMINATION AND ABANDONMENT........................................................  25

         SECTION 7.2.      EFFECT OF TERMINATION..............................................................  26

ARTICLE VIII          MISCELLANEOUS...........................................................................  26
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
         SECTION 8.1.      NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES......................................  26

         SECTION 8.2.      EXPENSES, ETC......................................................................  26

         SECTION 8.3.      PUBLICITY..........................................................................  27

         SECTION 8.4.      EXECUTION IN COUNTERPARTS..........................................................  27

         SECTION 8.5.      NOTICES............................................................................  27

         SECTION 8.6.      WAIVERS............................................................................  28

         SECTION 8.7.      ENTIRE AGREEMENT...................................................................  28

         SECTION 8.8.      APPLICABLE LAW.....................................................................  28

         SECTION 8.9.      SPECIFIC PERFORMANCE...............................................................  28

         SECTION 8.10.     BINDING EFFECT, BENEFITS...........................................................  28

         SECTION 8.11.     ASSIGNABILITY......................................................................  29

         SECTION 8.12.     AMENDMENTS.........................................................................  29

         SECTION 8.13.     HEADINGS...........................................................................  29

ANNEX I  DEFINED TERMS.........................................................................................  1

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EXHIBIT A-1 to A-8         FORMS OF VOTING AGREEMENTS
EXHIBIT B                  FORM OF PRESS RELEASE
EXHIBIT C-1                EMPLOYMENT AGREEMENT OF TERRENCE C. WALSH
EXHIBIT C-2                EMPLOYMENT AGREEMENT OF CHARLES KIMMEL

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 17, 1999, is entered into by and among Targetti Sankey S.p.A., an Italian corporation ("Parent"), Florence Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Newco"), and Tivoli Industries, Inc., a California corporation (the "Company" and, collectively with Parent and Newco, the "Parties"). The Company and Newco are hereinafter sometimes referred to as the "Constituent Corporations." Certain capitalized terms used herein are defined in Annex I hereto.

                                    RECITALS:

         WHEREAS, the Boards of Directors of Parent, Newco and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Newco would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger"); and

         WHEREAS, concurrently herewith Parent has entered into voting agreements in the forms attached hereto as Exhibits A-1 through A-8 (collectively, the "Voting Agreements"), with each of Terrence C. Walsh and Marilyn Walsh, Charles F. Kimmel, Vincent F. Monte, Gerald E. Morris, Intelite International N.V., Peter J. Shaw, Gordon C. Westerling and Gordon C. Westerling and Cherry L. Westerling, as trustees for the benefit of the Westerling Family Intervivos Trust, pursuant to which such persons have agreed, subject to certain conditions, to vote the shares of Company Common Stock owned by them in favor of the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1       THE MERGER.

         Subject to the terms and conditions of this Agreement, at the Effective Time, as defined below, in accordance with this Agreement and the California General Corporation Law (the "CGCL"), Newco shall be merged with and into the Company. Effective upon the Merger, the separate existence of Newco (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

SECTION 1.2.      EFFECT OF THE MERGER.

         Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Newco in accordance with the CGCL, and the Merger shall otherwise have the effects set forth in Section 1107 of the CGCL.

SECTION 1.3.      CONSUMMATION OF THE MERGER.

         The closing (the "Closing") of the Merger will take place as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth

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herein, provided that this Agreement has not been terminated previously, at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York, or such other location as the Parties may agree. On the date of the Closing (the "Closing Date"), the Parties will cause the Merger to be consummated by filing with the Secretary of State of the State of California a properly executed agreement of merger in accordance with the CGCL which shall be effective upon filing or on such later date as may be specified therein (the time of such effectiveness being the "Effective Time").

SECTION 1.4.      ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

         The Articles of Incorporation of Newco in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by the CGCL. The Bylaws of Newco in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the CGCL. From and after the Effective Time and until their respective successors are duly elected or appointed and qualified,
(a) the persons listed on Schedule 1.4(a) shall be the directors of the Surviving Corporation and (b) the persons listed on Schedule 1.4(b) shall be the officers of the Surviving Corporation.

SECTION 1.5.      EFFECT ON SECURITIES.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Capital Stock of Newco. Each issued and outstanding share of common stock, par value $0.001 per share, of Newco ("Newco Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Newco Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

     (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by any Subsidiary of the Company, Parent, Newco or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Exchange Ratio for Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.5(b) and other than Dissenting Shares) shall be converted into the right to receive Four Dollars and Fifty Cents ($4.50) in cash (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon the surrender of such certificate in accordance with Section 1.7, without interest.

SECTION 1.6.      COMPANY STOCK PLANS; WARRANTS.

     (a) All outstanding Company Stock Options, whether or not then vested or exercisable, shall be made fully vested and exercisable and canceled by the Company immediately before the Effective Time, and thereafter, the holders' sole right shall be to, and the holders thereof shall, receive from the

Company, for each share of Company Common Stock subject to such Company Stock Option, an amount, if any, in cash equal to the difference between the Merger Consideration and the exercise price per share of such Company Stock Option, which amount, shall be paid by the Company at the time such option is canceled. The Company will use its reasonable commercial efforts to obtain any necessary consents and make any amendments to the terms of the Option Plans to the extent such consents or amendments are necessary to give effect to the foregoing. All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable under this Section 1.6(a).

     (b) All outstanding warrants to purchase Company Common Stock shall, following the Effective Time, be exercisable only for an amount of cash equal to the Warrant Consideration and the holders of such warrants shall be entitled to receive, upon surrender to the Paying Agent of the warrant certificates for cancellation, cash in an amount, if any, equal to the Warrant Consideration. The Company shall take all actions necessary to ensure that following the Effective Time (i) the warrants shall represent only the right to receive the Warrant Consideration in lieu of shares of Company Common Stock issuable upon exercise thereof, (ii) all warrant agreements and warrant certificates shall be terminated and cancelled, and (iii) no party to any warrant agreement or holder of a warrant certificate shall have the right to acquire any capital stock of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries. As used herein "Warrant Consideration" means an amount, if any, per warrant equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of such warrant and (ii) the difference between the Merger Consideration and the exercise price per share of Company Common Stock, without interest, which amount shall be paid from and after the Effective Time.

SECTION 1.7.      PAYMENT FOR SHARES.

     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the "Paying Agent") for the purpose of exchanging certificates representing issued and outstanding shares of Company Common Stock and warrants (each, a "Certificate") for the Merger Consideration or the Warrant Consideration, as the case may be. Parent or Newco shall, from time to time, make available or cause to be made available to the Paying Agent funds in such amounts and at times necessary for the payment of the Merger Consideration and the Warrant Consideration, in the manner provided herein. The Paying Agent shall invest portions of the Merger Consideration and the Warrant Consideration, as Parent directs (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be the property of, and shall be turned over to, Parent), provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US$100 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (the "SEC") or otherwise).

     (b) Letter of Transmittal. Promptly after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of one or more shares of Company Common Stock or warrant certificates, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall have such other provisions as Parent shall specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Warrant Consideration, as the case may be.

     (c) Entitlement of Shares. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration or the Warrant Consideration, as the case may be, payable in respect of shares of Company Common Stock or warrants previously represented by such Certificates, after giving effect to any withholding tax required by Applicable Law, and the Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or the Warrant Consideration, as the case may be. No interest will be paid or accrued on the Merger Consideration or Warrant Consideration.

     (d) Payments to Other Persons. If Merger Consideration or Warrant Consideration is to be paid to any person other than the person in whose name the Certificates for shares of Company Common Stock or warrants surrendered for conversion are registered, it shall be a condition of the payment that such Certificates be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall have paid to the Paying Agent any transfer or other taxes required by reason of the delivery of Merger Consideration or Warrant Consideration to a person other than the registered holder of such Certificate, or shall have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (e) Termination. Any portion of the exchange funds held by the Paying Agent for delivery pursuant to this Section 1.7 and unclaimed at the end of six months after the Effective Time shall be paid or delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this Section 1.7 shall, subject to Applicable Law, thereafter look only to the Surviving Corporation for payment of the Merger Consideration or the Warrant Consideration, as the case may be, in respect of shares of Company Common Stock or warrants. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock or warrants for any amount paid to any Governmental Authority pursuant to any applicable abandoned property, escheat or similar law. Any amounts unclaimed by holders of shares of Company Common Stock or warrants two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     (f) Stock Transfer Books; No Further Ownership Rights. At and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, Certificates representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Section 1.7.

SECTION 1.8.      DISSENTING SHARES.

     (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the

Merger Consideration, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the CGCL.

     (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration upon surrender of the applicable Certificate(s) as provided herein.

     (c) The Company shall give Parent (i) prompt written notice of any written demands for payment with respect to any shares of Company Common Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

SECTION 1.9.       SUBSEQUENT ACTIONS.

         If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Newco that, except as set forth in the written Company Disclosure Schedule previously delivered by the Company to Parent:

SECTION 2.1.      ORGANIZATION AND QUALIFICATION.

         Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate the properties it purports to own and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

SECTION 2.2.      CHARTER DOCUMENTS.

         The Company has heretofore furnished to Parent a complete and correct copy of the Company's Articles of Incorporation and Bylaws documents as in effect on the date hereof. Each such charter document is in full force and effect. The Company is not in violation of its charter documents.

SECTION 2.3.      CAPITALIZATION.

         The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of June 30, 1999, (i) 1,236,723 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the Company's treasury or by any Subsidiary, (iii) no shares of Company Preferred Stock were issued and outstanding and (iv) 492,161 shares of Company Common Stock were reserved for future issuance pursuant to outstanding warrants to purchase Company Common Stock and Company Stock Options granted pursuant to the Option Plans. Except as set forth in Section 2.3 of the Company Disclosure Schedule, no shares of Company Common Stock or other securities of the Company have been issued between June 30, 1999 and the date hereof. Except as set forth in Section 2.3 or Section
2.11 of the Company Disclosure Schedule, there are no Company Stock Options, warrants or other rights, agreements, arrangements or commitments of any character granted by the Company relating to unissued shares of the Company or of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance under the Option Plans and warrants to purchase Company Common Stock, as aforesaid, upon issuance on the terms and conditions specified in the applicable warrant agreement or Option Plans, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or of any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. None of the Company Stock Options, warrants, rights, agreements, arrangements or commitments identified in Section 2.3 or
2.11 of the Company Disclosure Schedule provide that, absent action by the Company's Board of Directors (the "Company Board") or a committee thereof, upon exercise or conversion the holder thereof shall receive cash, and no such action of the Company Board or a committee thereof has been taken. Except as set forth in Section 2.3 of the Company Disclosure Schedule, all of the outstanding shares of each Subsidiary (and all shares to be issued prior to the Effective Time) are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

SECTION 2.4.      AUTHORITY; BOARD APPROVAL.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Company Board (including approval by a Committee of the Company Board (the "Committee") consisting of the Company's independent directors), the Company Board and the Committee have recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval.

SECTION 2.5.      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of all of the material agreements and instruments to which the Company currently is party or by which the Company currently is bound that either (i) have been or were required to be filed as an exhibit to the Company's periodic reports under the Exchange Act as "material contracts" or "instruments defining the rights of security holders," (ii) were entered into by the Company after the date of the periodic report most recently filed by the Company under the Exchange Act or
(iii) relate to any joint ventures or joint development projects involving the Company, non-competition agreements, distribution agreements or employment or termination of employment of any executive officers of the Company (collectively, the "Material Contracts"). The Company has made available to Parent true, correct and complete copies in all material respects of each Material Contract. There are no material agreements to which any Subsidiary is a party or by which any Subsidiary is currently bound which has been or is required to be filed as an exhibit to the Company's periodic reports under the Exchange Act.

     (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under and has not received written notice of any breach of or default under any Material Contract, except for any such breach or default which is not reasonably expected to have a Material Adverse Effect, (ii) to the best knowledge of the Company, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder, except for any such breach or default which is not reasonably expected to have a Material Adverse Effect and (iii) each of the Material Contracts is in full force and effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any Subsidiary, (ii) subject to the obtaining of the Company Stockholders' Approval, conflict with or violate any Applicable Law relating to the Company or any Subsidiary, or by which any of their properties are bound or affected, including, without limitation, any anti-takeover or similar law, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company or any Subsidiary to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the rules of the National Association of Securities Dealers

("NASD"), and state securities laws ("Blue Sky Laws"), (ii) the rules and regulations thereunder, and the filing and recordation of appropriate documents relating to the Merger as required by the CGCL, (iii) for the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (iv) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement and is not reasonably expected to have a Material Adverse Effect.

SECTION 2.6.      COMPLIANCE; PERMITS.

     (a) Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company and each Subsidiary holds all permits, licenses, franchises, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business conducted by them as it is now being conducted, except where failure to obtain any of the aforementioned is not reasonably expected to have a Material Adverse Effect on such entity (collectively, the "Company Permits"). The Company and each Subsidiary are in compliance with the terms of the Company Permits.

     (b) Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company and each Subsidiary are not in conflict with, or in default or violation of any Applicable Law relating to the Company or any Subsidiary, or by which their properties are bound or affected other than any such conflict, default or violation which is not reasonably expected to have a Material Adverse Effect on such entity.

SECTION 2.7.      SEC REPORTS; FINANCIAL STATEMENTS.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since its initial public offering on September 21, 1994 and has made available to Parent (i) its quarterly reports on Form 10-QSB for the periods ended June 30, 1999, March 31, 1999 and December 31, 1998 and its annual report on Form 10-KSB for the fiscal years ended September 30, 1998, 1997 and 1996, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since its initial public offering, (iii) all other reports or registration statements filed by the Company with the SEC since its initial public offering, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and shareholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

SECTION 2.8.      ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since September 30, 1998, except as set forth in Section 2.8 of the Company Disclosure Schedule or the SEC Reports, the Company and each Subsidiary has conducted its business in the ordinary course and there has not occurred:
(a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) or any Subsidiary which damages, destruction or loss is reasonably expected to have a Material Adverse Effect; (d) any change by the Company or any Subsidiary in its accounting methods, principles or practices; (e) any evaluation of any of the Company's or any Subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement, other than the one-for-three reverse stock split which became effective March 26, 1999 and the Company's stockholders approval of a reincorporation in the State of Delaware; or (g) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or any Subsidiary, except in the ordinary course of business and consistent with past practice.

SECTION 2.9.      NO UNDISCLOSED LIABILITIES.

         Except as is disclosed in Section 2.9 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor any Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended September 30, 1998 (the "1998 Company Balance Sheet"); or (b) incurred in the ordinary course of business and not-required under GAAP to be reflected on the 1998 Company Balance Sheet and liabilities incurred in connection with this Agreement.

SECTION 2.10.     ABSENCE OF LITIGATION.

         Except as set forth in Section 2.10 of the Company Disclosure Schedule or the SEC Reports, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, or any properties or rights of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and (b) there is no judgment, decree, injunction, rule or order of any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, outstanding against the Company or any Subsidiary.

SECTION 2.11.     EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

     (a) Section 2.11 of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA for the benefit of or relating to any employee of the Company or any Subsidiary, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA

Affiliate"), as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under applicable law (if such plan has been or were terminated) (together, the "Company Employee Plans"), excluding agreements under which the Company has no remaining monetary obligations. A copy of each such written Company Employee Plan has been made available to Parent.

     (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides retiree, medical, life or other retiree welfare or superannuated benefits to any person other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended; (ii) there has been no "prohibited transaction" (as such term is defined in Section 406 or 407 of ERISA and Section 4975 of the Code) with respect to any Company Employee Plan, which could result in any material liability of the Company or of any subsidiary; (iii) all Company Employee Plans have been administered, are in compliance in all material respects with the requirements prescribed by ERISA, the Code and any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto (including all other applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation, U.S. Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each subsidiary have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party of, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) to the knowledge of the Company and its Subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Employee Plans; (vi) there are no material outstanding liabilities of any Company Employee Plan other than liabilities for benefits to be paid to participants in such Company Employee Plan and their beneficiaries in accordance with the terms of such Company Employee Plan; (vii) full payment has been made of all amounts which the Company or any of its Subsidiaries were required to have paid as a contribution to the Company Employee Plans as of the last day of the most recent fiscal year of each of the Company Employee Plans ended prior to the date of this Agreement, and none of the Company Employee Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Employee Plan ended prior to the date of this Agreement; (viii) neither the Company nor any ERISA Affiliate has ever maintained, contributed to or had a liability with respect to (A) any employee benefit plan subject to Section 412 of the Code, (B) Title IV of ERISA or (C) any "multiemployer plan" as defined in
Section 3(37) of ERISA; and (ix) neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby constitutes a change in control or has or will accelerate benefits under any Company Employee Plan.

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, consultant, vendor, customer, officer or director of the Company or of any Subsidiary who holds any Company Stock Option as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option and the expiration date of such option. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such options.

     (d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, the Company has made available to Parent (i) copies of all employment agreements with officers of the Company or any Subsidiary; (ii) copies of all agreements with consultants who are individuals obligating the Company or any Subsidiary to make annual cash payments in an amount exceeding $50,000; (iii) a schedule listing all officers and employees of the Company or any Subsidiary who have executed a non-competition agreement with the Company or any Subsidiary; (iv) copies (or descriptions) of all severance agreements, programs and policies of the Company and each Subsidiary with or relating to its employees, excluding programs and policies required to be maintained by Applicable Law, and (v) copies of all plans, programs, agreements and other arrangements of the Company and any Subsidiary with or relating to its employees which contain change in control provisions.

SECTION 2.12.     EMPLOYMENT MATTERS.

         Except as set forth in Section 2.12 of the Company Disclosure Schedule,
(a) there are no controversies pending or, to the knowledge of the Company or any Subsidiary, threatened, between the Company or any Subsidiary, on the one hand, and any of its employees, on the other hand, which controversies are reasonably expected to have a Material Adverse Effect; (b) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (c) the Company does not have any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Subsidiary.

SECTION 2.13.     INFORMATION SUPPLIED.

         Subject to the accuracy of the representations of Parent in Article III, the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Company Stockholders' Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at anytime prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent and Newco. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Newco which is contained in any of the foregoing documents.

SECTION 2.14.     TITLE TO PROPERTY.

         The Company and each Subsidiary owns and leases only the real property set forth on Section 2.14 of the Company Disclosure Schedule. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company and each Subsidiary has good and marketable title to all of its properties and assets, free and clear of all Liens except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not detract from the value of or interfere with the present use of the property affected thereby and which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any Subsidiary leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any Subsidiary, as the case may be, has not taken adequate steps to prevent such a default from occurring) except where the lack of such validity and effectiveness or the existence of such default or event of default is not reasonably expected to have a Material Adverse Effect.

SECTION 2.15.     TAXES.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) The Company has furnished to Parent all Tax Returns filed by the Company and its Subsidiaries for all periods ending on or after December 31, 1995. Except as disclosed in Section 2.15(b) of the Company Disclosure Schedule, the Company and each Subsidiary has filed all United States federal income Tax returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all taxes which have been incurred or are due and payable. Except as disclosed in
Section 2.15(b) of the Company Disclosure Schedule (i) there are no pending audits, examinations or proposed audits or examinations of any tax returns filed by the Company or by any Subsidiary, (ii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company or a Subsidiary, as the case may be, is maintaining reserves to the extent currently required and (iii) neither the Company nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company or any Subsidiary may be liable. Except as set forth on Section 2.15(b) of the Company Disclosure Schedule, as of the date of this Agreement the consolidated Tax Returns of the Company have not been audited by the IRS (or the appropriate statute of limitations has expired) in the last five fiscal years.

     (c) Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation, payment or sharing of taxes among the Company and any Subsidiary, on the one hand, and any third parties, on the other hand. Neither the Company nor any Subsidiary has an application pending with respect to any Tax requesting permission for a change in accounting method.

SECTION 2.16.     ENVIRONMENTAL MATTERS.

         Except as set forth in Section 2.16 of the Company Disclosure Schedule, the Company and each Subsidiary (a) obtained all applicable permits, licenses and other authorizations which are required under federal, state, foreign or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Approvals"), (b) is in material compliance with all terms and conditions of the Environmental Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder,

     (c) as of the date hereof, is not aware of nor has it received notice of any past or present violation relating to or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any Subsidiary's manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste and (d) taken all actions necessary under applicable requirements of federal, state, foreign and local laws, rules or regulations to register any products or materials required to be registered by the Company or any Subsidiary thereunder.

SECTION 2.17.     BROKERS.

         Except as set forth in Section 2.17 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

SECTION 2.18.     FULL DISCLOSURE.

         No statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Newco pursuant to the provisions of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

SECTION 2.19.     OPINION OF FINANCIAL ADVISOR.

         The Company has received the opinion of its financial advisor, L.H. Friend, Weinress, Frankson & Presson, Inc., to the effect that, as of September 17, 1999, the Merger Consideration to be received by holders of the Company Common Stock is fair, from a financial point of view, to the Company's shareholders, and the Company has delivered a written copy of such opinion to the Parent. L.H. Friend, Weinress, Frankson & Presson, Inc. has consented to the use of its name and its fairness opinion in the Proxy Statement.

SECTION 2.20.     INTELLECTUAL PROPERTY.

     (a) Except as set forth in Section 2.20(a) of the Company Disclosure Schedule, the Company and each Subsidiary, directly or indirectly, owns, or licenses or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are used in any product or service of the Company or any Subsidiary, previously sold or now being sold by the Company or any Subsidiary, now in beta phase by the Company or any Subsidiary or otherwise in or material to the business of the Company or any Subsidiary, as currently conducted (the "Intellectual Property Rights").

     (b) Section 2.20(b) of the Company Disclosure Schedule sets forth (i) each patent owned by the Company and each Subsidiary and (ii) each license agreement under which the Company or any Subsidiary licenses, either to or from a third party, Intellectual Property Rights on an exclusive or non-exclusive basis. Except as set forth in Section 2.20(b) of the Company Disclosure Schedule, the Company or a Subsidiary, as the case may be, is the sole and exclusive owner of the Intellectual Property Rights and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used. Except as set forth in

Section 2.20(b) of the Company Disclosure Schedule, no claims with respect to the Intellectual Property Rights have been asserted or, to the best knowledge of the Company, are threatened by any Third Party: (i) to the effect that the manufacture, sale, licensing, or use of any of the products or processes of the Company or any Subsidiary infringes on any copyright, patent, trade mark, service mark or trade secret of such person; (ii) against the use by the Company or any Subsidiary of any Intellectual Property Rights; or (iii) challenging the ownership by the Company or any Subsidiary or the validity of any of the Intellectual Property Rights.

     (c) Section 2.20(c) of the Company Disclosure Schedule sets forth all registered trademarks, service marks and copyrights held by the Company or any Subsidiary and each are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of the Company or any Subsidiary. No Intellectual Property Right or product or process of the Company or any Subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any Subsidiary.

     (d) Except as set forth in Section 2.20(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is bound by any agreement which restricts the Company or any Subsidiary from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographical area, during any period of time or in any segment of the market.

SECTION 2.21.     INTERESTED PARTY TRANSACTIONS.

         Except as set forth in Section 2.21 of the Company Disclosure Schedule or in the SEC Reports, since the date of the Company's most recent annual report on Form 10-KSB for the fiscal year ended September 30, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.22.     INSURANCE.

         The Company and each Subsidiary maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance with reputable insurance carriers that the Company believes to be prudent for its business and are similar in character and amount to policies carried by entities engaged in similar businesses. Except as set forth in
Section 2.22 of the Company Disclosure Schedule, there are no claims by the Company or any Subsidiary under any such insurance as to which any insurance company is denying liability or defending under a reservation of rights clause.

SECTION 2.23.     VOTE REQUIRED.

         The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of Company Common Stock necessary to approve the Merger and the other transactions contemplated hereby.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

         Parent and Newco, jointly and severally, represent and warrant to the Company as follows:

SECTION 3.1.      ORGANIZATION AND QUALIFICATION.

     (a) Organization. Parent is a business entity duly organized, validly existing and in good standing under the laws of the Republic of Italy. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the Parent and Newco has all requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses. permits, easements, consents, certificates, approvals and orders necessary to own, or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified is not reasonably expected to have a material adverse effect on Parent's or Newco's ability to perform its respective obligations hereunder.

     (b) Newco Activities. Since the date of its incorporation, Newco has not engaged in any activity other than in connection with or as contemplated by this Agreement, the Offer and the Merger or in connection with arranging financing required to consummate the transactions contemplated hereby.

SECTION 3.2.      AUTHORITY.

         Each of Parent and Newco has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Newco and the consummation by Parent and Newco of the transactions contemplated hereby have been duly authorized by Parent and Newco, and no other corporate proceedings on the part of Parent or Newco (including, without limitation, any action by their respective shareholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Newco and constitutes a legal, valid and binding obligation of each of Parent and Newco, enforceable against Parent and Newco in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor maybe brought.

SECTION 3.3.      NON-CONTRAVENTION.

         The execution and delivery of this Agreement by Parent and Newco and the consummation by Parent and Newco of the transactions contemplated hereby will not (i) conflict with any provision of their respective Articles of Incorporation or Bylaws or equivalent organizational documents or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license or any Applicable Law applicable to Parent or Newco or any of their respective properties, other than any such violation, default, loss or acceleration that is not reasonably expected to materially adversely affect the ability of Parent or Newco, as the case may be, to perform its respective obligations hereunder.

SECTION 3.4.      GOVERNMENTAL APPROVALS.

         No filing, declaration or registration with, or permit, authorization, consent or approval, of, any Governmental Authority is required to be made or obtained by Parent or Newco in connection with the execution and delivery of this Agreement by Parent or Newco or the consummation by Parent or Newco of the transactions contemplated hereby, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the applicable documents with the Secretary of State of the State of California, and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) as may be required by any applicable Blue Sky Laws, (iv) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) such other consents, approvals, orders, authorizations, registrations, declaration, filings and notices the failure of which to be obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Parent or Newco of any of their respective material obligations hereunder or thereunder.

SECTION 3.5.      BROKERS.

         No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated hereby as a result of any action taken by or on behalf of Parent or Newco.

SECTION 3.6.      FINANCING.

         Parent has available to it cash, credit lines or other sources of financing to provide the funds necessary for completion of the transactions contemplated hereby.

SECTION 3.7.      INFORMATION SUPPLIED.

         None of the information supplied or to be supplied by Parent or Newco for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                                CERTAIN COVENANTS

SECTION 4.1.      CONDUCT OF THE COMPANY'S BUSINESS.

         The Company covenants and agrees as to itself and its Subsidiaries that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

     (a) the business of the Company and each Subsidiary shall be conducted only in, and the Company shall not and shall cause each Subsidiary not to, take any action except in, the ordinary course of business consistent with past practice;

     (b) the Company shall not, directly or indirectly, and the Company shall cause each Subsidiary not to do any of the following: (i) amend or propose to amend its Articles of Incorporation or Bylaws or reincorporate in any jurisdiction; (ii) split, combine or reclassify any issued and outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to such shares;(iii) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (iv) issue, sell, pledge, accelerate, modify the terms of or dispose of, or agree to issue, sell, pledge, accelerate, modify the terms of or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets;

     (c) the Company shall not, and the Company shall cause each Subsidiary not to: (i) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, except in the ordinary course of business consistent with past practice; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material assets; (iii) enter into or modify any Material Contract, except in the ordinary course of business consistent with past practice; (iv) terminate, modify, assign, waive, release or relinquish any material rights or claims or amend any material rights or claims not in the ordinary course of business consistent with past practice; (v) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business, reflected or reserved against in, or contemplated by, the consolidated financial statements of the Company included in the SEC Reports; or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or any Subsidiary, or, if the Company or any Subsidiary may be liable or obligated to provide indemnification, against the Company's or any Subsidiary's directors or officers, before any court, governmental agency or arbitrator;

     (d) except as provided in this Agreement the Company shall not, and the Company shall cause each Subsidiary not to: (i) incur or adversely modify any material indebtedness or other liability; (ii) assume, guarantee, endorse or otherwise become liable or responsible (directly or indirectly, contingent or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than loans from the Company to Subsidiaries or customary loans or advances to employees in the ordinary course of business consistent with past practice);

     (e) the Company shall not, and the Company shall cause each Subsidiary not to, grant any increase in the salary or other compensation of its employees, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary, except in the ordinary course of business consistent with past practices, or as contemplated by Section 1.6;

     (f) the Company shall not, and the Company shall cause each Subsidiary not to, except as contemplated by this Agreement or as may be required by Applicable Law or, in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practices: (i) adopt, increase, accelerate the vesting of or payment of any amounts in respect of, or otherwise amend, in any respect, any collective bargaining, bonus, profit sharing, incentive or other compensation, stock option, stock purchase or restricted stock, insurance, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay); or (ii) enter into any employment or severance agreement with or grant any severance or termination pay to any officer or director of the Company or any Subsidiary;

     (g) the Company shall not, and the Company shall cause each Subsidiary not to, take or knowingly permit any action that would make any representation or warranty of the Company hereunder materially inaccurate at, or as of any time prior to, the Effective Time, or omit to take any action reasonably necessary to prevent any such representation or warranty from being materially inaccurate at any such time;

     (h) the Company shall not, and the Company shall cause each Subsidiary not to, change any of the accounting methods used by it without providing advance notice to Parent in writing;

     (i) the Company shall not, and the Company shall cause each Subsidiary not to, make any Tax election (other than in the ordinary course of preparing and filing its Tax returns) or settle or compromise any Tax liability or investigation;

     (j) the Company shall not, and the Company shall cause each Subsidiary not to, enter into any agreement, contract, commitment or arrangement to do, or to authorize, recommend, propose or announce an intention to do, any of the actions described in the above paragraphs of Section 4.1, other than paragraph (a); and

     (k) the Company shall, and the Company shall cause each Subsidiary to, use its reasonable commercial efforts, to the extent not prohibited by the foregoing provisions of this Section 4.1, to maintain its relationships with its suppliers, customers and employees, and, if and as requested by Parent or Newco,
(i) to the extent permitted by Applicable Law, the Company shall, and the Company shall cause each Subsidiary to, use its reasonable commercial efforts to make arrangements for representatives of Parent or Newco to meet with customers and suppliers of the Company or any Subsidiary, and (ii) the Company shall schedule, and the management of the Company shall participate to the extent requested in, meetings of representatives of Parent or Newco with employees of the Company or any Subsidiary.

SECTION 4.2.      ACCESS, DISCLOSURE, PUBLIC ANNOUNCEMENTS.

     (a) Access. Subject to any applicable limitations imposed by law, from the date hereof to the Effective Time, the Company shall, and the Company shall cause each Subsidiary to (and shall cause their respective officers, directors, employees, representatives and agents to), afford the officers, employees, counsel, representatives and agents of Parent reasonable access during regular business hours to the Company's and each Subsidiary's officers, employees, agents, properties, books, records and work papers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request, provided, that in the event such access or the furnishing of such information is prohibited or limited due to Applicable Law, the Company will so inform Parent and will upon request use its reasonable commercial efforts to obtain any necessary consent to allow such access or to provide such information. During such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement or other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. No investigation pursuant to this Section 4.2 (a) shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to consummate the Merger.

     (b) Non-Disclosure. Parent, Newco and each of their respective representatives agree that, from the date hereof to the Effective Time, (i) all information regarding the Company and its Subsidiaries furnished to them, whether prior to or after the date hereof, by the Company or any of its representatives in connection with the Merger (such information, together with notes, memoranda, summaries, analysis, compilations and other writings relating thereto or based thereon prepared by the Company or its representatives being referred to hereto as the "Materials") will be kept strictly confidential, provided, however, that Materials may be disclosed to any of Parent's representatives who need to know such information for the purpose of assisting Parent in consummating the Merger (it being understood that such representatives will be informed by Parent of the contents of this Agreement and that, by receiving such information such representatives are agreeing to be bound by this Agreement). The term "Materials" does not include information which was or becomes available to Parent or Newco, or any of their respective representatives on a non-confidential basis from a source other than the Company or its representatives, provided that neither Parent, Newco nor any of their respective representatives is aware that such source is under an obligations (whether contractual, legal or fiduciary) to the Company to keep such information confidential for purposes hereof.

     (c) Press Releases. From the date hereof to the Effective Time, without the prior written consent of the other, neither the Company, on the one hand, nor Parent and Newco, on the other hand, will, and each of the Company, Parent and Newco shall cause their respective representatives not to, make any release to the press or other public disclosure, or make any statement to any employee (other than those officers of the Company whose involvement is required in order to consummate the Merger) competitor, customer, client or supplier of the Company or any of its Subsidiaries to any other person, with respect to the existence or contents of this Agreement, except for such public disclosure as may be necessary, following consultation with legal counsel, for the party proposing to make the disclosure not to be in violation of or default under any Applicable Law, regulation or governmental order. If either party proposes to make such disclosure, that party will discuss with the other party its rationale for such disclosure and provide such party with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose. Attached as Exhibit B hereto is a form of the press release that the Parties have agreed to issue upon the execution of this Agreement.

SECTION 4.3.      CONSENTS AND APPROVALS; FURTHER ASSURANCES.

     (a) Consents and Approvals. Each of the Company, Parent and Newco will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information, making all filings and taking all other acts (i) required under the Exchange Act, the Securities Act and all other federal or state securities laws, (ii) required under any applicable foreign competition and antitrust statutes and regulations, or (iii) required or requested by any bank, stock exchange, or by any other Governmental Authority) and will cooperate promptly with and furnish information to each other in connection with any such requirements imposed on any of them or their respective subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Newco will, and will cause their respective subsidiaries to, take all commercially reasonable action to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, or to provide any required notice to, any Governmental Authority or other public or private third party required to be obtained or made by Parent, Newco or the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated in connection with the Merger or otherwise by this Agreement.

     (b) Antitrust and Competition Filings. Without limiting the generality of sub-section (a) above, the Company and Parent shall, if required by Applicable Law, take all reasonable actions necessary to file as soon as practicable notifications under any applicable U.S. and foreign competition and antitrust statutes and regulations, including, to respond in a commercially reasonable manner to any inquiries received from any Governmental Authority for additional information or documentation and to respond in a commercially reasonable manner to all inquiries and requests received from any Governmental Authority in connection with antitrust and competition matters.

     (c) Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including, without limitation, using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals.

     (d) Shareholder Litigation. The Company shall give Parent the opportunity to participate, at Parent's expense, in the defense and settlement of any shareholder litigation against the Company or its directors or officers relating to any of the transactions contemplated hereby and shall not enter into any such settlement without Parent's consent, which consent shall not be unreasonably withheld.

     (e) Limits. Nothing in this Agreement shall require Parent or Newco to agree to make, or to permit the Company to make, any divestiture of or grant any rights to a significant asset in order to obtain any waiver, consent or approval.

SECTION 4.4.      INQUIRIES AND NEGOTIATIONS.

     (a) Non-Solicitation. Neither the Company nor its Subsidiaries nor any of their respective officers, directors or representatives, or any of their respective affiliates shall initiate, solicit or encourage, directly or indirectly, or take any action to facilitate inquiries or the making of any proposal with respect to, or participate in negotiations concerning any proposal with respect to, (i) any merger, consolidation, or business combination involving the Company or any Subsidiary, (ii) any sale, dividend, split or other disposition of Capital Stock or the equity interest of the Company or any Subsidiary, or (iii) any sale, dividend or other disposition of all or substantially all of the of the assets and properties of the Company or any Subsidiary (an "Alternative Transaction"), except that the Company Board may provide information to any third person making a bona fide, written and unsolicited inquiry concerning an Alternative Transaction that would result in a more favorable transaction to the Company's stockholders from a financial point of view than the Merger (a "Superior Proposal"), provided that counsel to the Company has advised the Company Board that its fiduciary duties require it to consider the Superior Proposal.

     (b) Notice. The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company by or from any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts. If any such Alternate Transaction would be a Superior Proposal, and the Company Board, in accordance with Section 4.4(a), determines to provide the Third Party making such Superior Proposal with information, the Company shall keep Parent informed, on a current basis, of the status and terms of any such proposal and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less than two (2) Business Days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction or any public announcement relating to any Alternative Transaction.

     (c) Third Parties. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party regarding a Superior Proposal, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in Section 4.2. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

SECTION 4.5.      NOTIFICATION OF CERTAIN MATTERS.

         The Company shall give prompt notice to Parent and Newco, and Parent and Newco shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that such Party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure of the Company, Parent or Newco, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

SECTION 4.6.      FIRPTA CERTIFICATE.

         Prior to the Effective Time, the Company shall deliver to Parent a certification that shares of Company Common Stock do not constitute U.S. real property interests within the meaning of Section 897 of the Code, in form satisfactory to Parent.

SECTION 4.7.      CERTAIN EMPLOYEE BENEFIT ARRANGEMENTS.

     (a) Key Employee Retention Program. The employees listed on Section 4.7(a) of the Company Disclosure Schedule shall be eligible to receive bonuses payable on the dates and in the amounts set forth on Section 4.7(a) of the Company Disclosure Schedule; provided, however, that each employee listed on Section 4.7(a) of the Company Disclosure Schedule will be entitled to receive such payments only if such employee is a full-time employee of the Surviving Corporation on the applicable payment date; provided, further, that if an employee's employment is terminated during the 12-month period occurring prior to the date on which the bonus is payable for a reason other than by the Surviving Corporation for cause or voluntarily by the employee, then the employee shall be entitled to receive the bonus payable on such date.

     (b) Retirement Plan. As soon as practicable after Closing, Parent shall cause the Surviving Corporation to establish a defined contribution retirement plan which permits employees to make elective "401(k)" contributions, and which on the effective date thereof, subject to U.S. Internal Revenue Code requirements, shall contain the terms and conditions provided for on Section 4.7(b) Company Disclosure Schedule.

     (c) Management Incentive Plan. Parent shall cause the Surviving Corporation to maintain the Company's current management incentive plan in effect for the fiscal year ending September 30, 1999. Parent shall cause the Surviving Corporation to establish a plan containing terms and conditions that are, in general, substantially similar to those in the management incentive plan in effect on the date hereof, covering key employees of the Company with respect to the fiscal years ending September 30, 2000 and 2001.

SECTION 4.8.      EMPLOYMENT AGREEMENTS.

         Parent shall cause the Surviving Corporation to enter into employment agreements in the forms attached hereto as Exhibits C-1 and C-2 with each of Terrence C. Walsh and Charles Kimmel.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.1.      PROXY STATEMENT.

         The Company shall prepare and file with the SEC, as soon as practicable after the date hereof, and in no event later than twenty (20) days after the date hereof, a proxy statement (the "Proxy Statement") to be sent to stockholders of the Company in connection with the Company Stockholders' Meeting, and shall use its reasonable commercial efforts to have the Proxy Statement cleared as promptly as practicable by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Newco and the Company shall cooperate with each other in the preparation of the Proxy Statement, and prior to filing the Proxy Statement with the SEC, Rogers & Wells, LLP, counsel to Parent, shall have approved of the form and substance of the Proxy Statement. The Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Newco agrees to use its reasonable commercial efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

SECTION 5.2.      COMPANY STOCKHOLDERS' MEETING

         The Company shall, through the Company Board, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof and, in any event, no later than November 18, 1999; provided, however, that if on or before November 18, 1999, the SEC shall have commenced a review of the Proxy Statement, the Company Stockholders' Meeting shall be held as soon as reasonably practicable after the SEC has completed its review. The Company shall, through the Company Board, include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company adopt this Agreement, and shall use its reasonable commercial efforts to obtain such adoption; provided, however, that if the Company Board is advised by counsel that its fiduciary duties require it to pursue a Superior Proposal, the Company Board may modify or withdraw its recommendation of adoption of the Merger (subject to the other terms and conditions hereof). At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

SECTION 5.3.      CONSENTS; APPROVALS

         The Company and Parent shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with any Governmental Authority) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. If required under Applicable Law, the Company and Parent shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated hereby. Except where prohibited by applicable statutes and regulations, each Party shall promptly provide the other (or its counsel) with copies of all filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

SECTION 5.4.      INDEMNIFICATION.

         For six years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who was an officer, director or employee of the Company or one of its Subsidiaries immediately prior to the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees, costs and expenses (including reasonable fees and disbursements of counsel approved by Parent in advance of disposition of judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent)) based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters arising out of or pertaining to the transactions contemplated hereby) to the full extent provided under the terms of the Company's Articles of Incorporation, Bylaws and indemnification agreements, all as in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit, and subject to applicable law; provided, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification or advancement of expenses in respect of such claim or claims shall continue until disposition of any and all such claims; and provided, further, that nothing herein shall impair any existing rights or obligations of any present or former directors or officers of the Company. In the event of any threatened or actual claim, suit, proceeding or investigation as to which an Indemnified Party is entitled to indemnification or advancement of expenses hereunder (whether asserted before, at or after the Effective Time), the Indemnified Party may retain counsel satisfactory to Parent, but in no event shall Parent be required to reimburse the costs of such counsel hereunder unless Parent shall have declined to assume the defense of such claim within ten Business Days of a written request for indemnification given in accordance with Section 8.5. The Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time.

SECTION 5.5.       TARGETTI (USA), LLC

         The Company shall take all actions necessary to permit Parent to transfer its interest in Targetti (USA), LLC to Newco prior to the Effective Time of the Merger.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

SECTION 6.1.      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

         The respective obligation of each Party to effect the Merger shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable provisions of the Company's Articles of Incorporation and the CGCL.

     (b) No Illegality. No Applicable Law shall prohibit consummation of the Merger.

     (c) Governmental Approvals. All requirements of any applicable foreign competition and antitrust statutes and regulations to the consummation of the Merger shall have been satisfied.

SECTION 6.2.  CONDITIONS TO PARENT'S AND NEWCO'S OBLIGATIONS TO EFFECT THE
              MERGER.

         The obligation of each of Parent and Newco to effect the Merger in addition shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Closing Date, as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (c) No Governmental Actions. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging this Agreement or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any Governmental Authority.

     (d) Consents Obtained. The Company shall have obtained the following consents: (i) the consent of Union Bank of California, NA pursuant to the Amended and Restated Line of Credit Agreement, dated May 10, 1999 and the Promissory Note issued by the Company to Union Bank of California, NA dated April 13, 1999; and (ii) the consents of those employees of the Company previously identified by Parent to the Company.

     (e) Employment Agreements. Each of the existing employment agreements between the Company and its executive officers shall have been terminated at no cost to the Company.

SECTION 6.3.      CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER.

         The obligation of the Company to effect the Merger in addition shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties made by Parent and Newco in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and each of Parent and Newco shall have delivered to the Company a certificate, dated the Closing Date and executed on behalf of each of Parent and Newco by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

     (b) Performance of Obligations. Each of Parent and Newco shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Newco at or prior to the Closing, and each of Parent and Newco shall have delivered to the Company a certificate, dated the Closing Date and executed on behalf of each of Parent and Newco by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.



                                  ARTICLE VII

                           TERMINATION AND ABANDONMENT

SECTION 7.1.      TERMINATION AND ABANDONMENT.

         Any Party desiring to terminate this Agreement pursuant to this Section
7.1 shall give notice to the other party in accordance with Section 8.5. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the
Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company, if (i) prior to the Effective Time, any Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting all or any material part of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; or (ii) the Merger shall not have been completed by December 15, 1999, and such failure to consummate the Merger is not the result of a breach of this Agreement by the party seeking termination;

     (c) by Parent if: (i) the Company Board shall have resolved to enter into a letter of intent, agreement in principle or similar agreement, whether or not legally binding, or into any definitive written agreement with respect to an Alternative Transaction (including a Superior Proposal) with a Third Party; (ii) if the Company Board receives a written proposal with respect to an Alternative Transaction (including a Superior Proposal) and takes a neutral position or makes no recommendation with respect to such proposal after a reasonable amount of time (and in no event more than ten Business Days following such receipt) has elapsed for the Company Board to review and make a recommendation with respect to such proposal; (iii) the Company Board shall have withdrawn, or modified or amended in a manner adverse to Parent or Newco, its approval or recommendation of the Merger, or approved, recommended or endorsed any proposal for an Alternative Transaction (including a Superior Proposal); or (iv) the required approval of the shareholders of the Company shall not have been obtained by reason of a failure to obtain the required vote at a duly held meeting of shareholders (including any adjournment thereof);

     (d) by either Parent or Newco, on the one hand, or the Company, on the other hand, if any representation of the non-terminating party set forth in this Agreement shall prove to be untrue in any material respect when made or if there has been a material breach of any warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach has not been cured within five (5) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such five business day period; or

     (e) by Parent or Newco, if any Material Adverse Effect shall have occurred with respect to the Company.

SECTION 7.2.      EFFECT OF TERMINATION.

         Except as provided in Section 4.2 and Section 8.2 hereof, in the event of the termination of this Agreement and the abandonment of the Merger all strictly pursuant to Section 7.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its shareholders or directors or officers in respect hereof, except that nothing herein shall relieve any Party from liability for any willful breach hereof. Notwithstanding anything to the contrary set forth herein, if Parent terminates this Agreement pursuant to Sections 7.1(c)(i), 7.1(c)(ii) or 7.1(c)(iii), then Company shall pay to Parent, on the second U.S. Business Day following any such termination, an amount equal to Five Hundred Thousand Dollars ($500,000), plus the reasonable costs and expenses (including, without limitation, legal, accounting and other professional fees) incurred by Parent and Newco in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.1.      NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

SECTION 8.2.      EXPENSES, ETC.

         Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that Parent and the Company shall each pay one half of the costs incurred in printing and distributing the Proxy Statement, if any.

SECTION 8.3.      PUBLICITY.

         The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other Party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such Party shall consult with the other prior to making such disclosure).

SECTION 8.4.      EXECUTION IN COUNTERPARTS.

         For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.5.      NOTICES.

         All notices requests, claims, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given on the day delivered personally or sent by telecopy (with a confirmation copy by a means permitted hereunder), if delivered or sent on a Business Day or on the first Business Day thereafter if not, and one Business Day after consignment to an overnight courier (providing proof of delivery), or mailed by registered or certified mail, postage prepaid, to the respective parties at their addresses as follows:

         If to Newco or Parent to:

                  Targetti Sankey S.p.A.
                  Via Pratese, 164
                  50145 Firenze, Italia
                  Attention:  Mr. Lorenzo Targetti

         with a copy to:

                  Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  G. David Brinton, Esq.
                  Telecopy:  (212) 878-8375

         with a copy to:

                  Rogers & Wells LLP
                  City Tower
                  40 Basinghall Street
                  London EC2V 5DE, England
                  Attention:  Michael S. Immordino, Esq.
                  Telecopy:  44-171-628-6111

         If to the Company, to:

                  1513 E. Saint Gertrude Place
                  Santa Ana, California  92705
                  Attention: Terrence C. Walsh
         with a copy to:

                  Cooley Godward LLP
                  5 Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, California  94306
                  Attention:  Andrei Manoliu
                  Telecopy:  650-857-0663

or such other address or addresses as any Party shall have designated by notice in writing to the other parties hereto.

SECTION 8.6.      WAIVERS.

         The Company, on the one hand, and Parent and Newco, on the other hand, may, by written notice to the other, at any time prior to the Effective Time (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance by the other with any of the conditions contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 8.7.      ENTIRE AGREEMENT.

         This Agreement and the documents executed at the Effective Time in connection herewith, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or such other documents, and none of the Parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

SECTION 8.8.      APPLICABLE LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.9.      SPECIFIC PERFORMANCE.

         The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 8.10.     BINDING EFFECT, BENEFITS.

         This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the

Parties or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Sections 5.4 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former officers, directors, employees and agents of the Company and its Subsidiaries and the provisions of Section 4.7 hereof shall accrue to the benefit of, and shall be enforceable by each active employee of the Company and its Subsidiaries as provided in Section 4.7 hereof.

SECTION 8.11.     ASSIGNABILITY.

         Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party without the prior written consent of the other Parties.

SECTION 8.12.     AMENDMENTS.

         This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the shareholders of the Company, by action of the respective boards of directors of the Company and Newco and by the proper officers of Parent, without action by the shareholders thereof; provided that, after approval and adoption of this Agreement by the Company's shareholders, no such variance, amendment or supplement shall, without consent of such shareholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive following the Effective Time pursuant to
Section 1.5 hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the Parties.

SECTION 8.13.     HEADINGS.

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement as of the date first above written.

                                         TARGETTI SANKEY S.p.A.


                                         By: /s/ Lorenzo Targetti
                                            -----------------------------------
                                         Name: Lorenzo Targetti
                                         Title: Managing Director





                                         FLORENCE ACQUISITION CORP.

                                         By: /s/ Lorenzo Targetti
                                            -----------------------------------
                                         Name: Lorenzo Targetti
                                         Title: President and Chief
                                                Financial Officer





                                         TIVOLI INDUSTRIES, INC.

                                         By: /s/ Terrence C. Walsh
                                            -----------------------------------
                                         Name: Terrence C. Walsh
                                         Title: Chairman and Chief
                                                Executive Officer

                                    ANNEX I

                                  DEFINED TERMS

     "Agreement" shall mean the Agreement and Plan of Merger to which this Annex I is attached. References in this Annex I to a "Section" shall mean a reference to the specified Section of the Agreement.

     "Alternative Transactions" shall have the meaning ascribed to it in Section 4.4(c).

     "Applicable Law" shall mean any foreign or domestic, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, permit, judgment, decree or other requirement of any Governmental Authority.

     "Blue Sky" shall have the meaning ascribed to it in Section 2.5.

     "Business Day" shall mean a weekday other than a public holiday in the U.S. or the Republic of Italy, as the case may be. The term "U.S. Business Day" shall mean a business day for purposes of the Exchange Act.

     "Certificate" shall have the meaning ascribed to it in Section 1.7(a).

     "CGCL" shall have the meaning ascribed to it in Section 1.1.

     "Closing" shall have the meaning ascribed to it in Section 1.3.

     "Closing Date" shall have the meaning ascribed to it in Section 1.3.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall have the meaning ascribed to it in Section 2.4(b).

     "Company" shall have the meaning ascribed to it in the Recitals to the Agreement.

     "Company Board" shall have the meaning ascribed to it in Section 2.3.

     "1998 Company Balance Sheet" shall have the meaning ascribed to it in
Section 2.9.

     "Company Common Stock" shall have the meaning ascribed to it in Section 1.5(b).

     "Company Employee Plans" shall have the meaning ascribed to it in Section 2.11(a).

     "Company ERISA Affiliate" shall have the meaning ascribed to it in Section 2.11(a).

     "Company Permits" shall have the meaning ascribed to it in Section 2.6.

     "Company Preferred Stock" shall have the meaning ascribed to it in Section 2.3.

     "Company Stock Option" shall mean options to purchase Company Common Stock held by current and former employees, consultants, vendors, customers, officers and directors of the Company which were granted under the Option Plans.

          "Company Stockholder Approval" shall have the meaning ascribed to it in Section 5.2.

          "Company Stockholders' Meeting" shall have the meaning ascribed to it in Section 5.2.

          "Constituent Corporations" shall have the meaning ascribed to it in the Recitals to the Agreement.

          "Dissenting Shares" shall have the meaning ascribed to it in Section 1.8.

          "Effective Time" shall have the meaning ascribed to it in Section 1.3.

          "Encumbrance" shall mean any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, shareholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent and seek appraisal, receipt of income or other exercise of any attribute of ownership.

          "Environmental Approvals" shall have the meaning ascribed to it in
     Section 2.16 hereof.

          "ERISA" shall have the meaning ascribed to it in Section 2.11(a).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "GAAP" shall have the meaning ascribed to it in Section 2.7(b).

          "Governmental Authority" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

          "Indemnified Party" shall have the meaning ascribed to it in Section 5.4.

          "Intellectual Property Rights" shall have the meaning ascribed to it in Section 2.20(b).

          "IRS" shall have the meaning ascribed to it in Section 2.11(b).

          "Knowledge" or "best knowledge" of the Company shall mean the knowledge of any of the executive officers of the Company (within the meaning of Section 16 of the Exchange Act) which they have or would have had if they had discharged their obligations as such officers in a reasonably prudent and customary manner.

          "Liens" shall have the meaning ascribed to it in Section 2.3.

          "Material" means material to the value of the Company and its Subsidiaries, taken as a whole.

          "Materials" shall have the meaning ascribed to it in Section 4.2(b).

     "Material Adverse Effect" shall mean an effect on the business, assets, condition (financial or other), operating results or prospects of the Company that is material and adverse to the value of the Company and its Subsidiaries, taken as a whole, other than the direct effects of (A) the announcement of the transactions contemplated hereby, (B) general economic conditions or (C) conditions that are generally applicable to the business segments in which the Company or its Subsidiaries conducts business. In addition, and without limiting the generality of the foregoing sentence, the term "Material Adverse Effect" shall not include the effect on the Company of general business declines or reverses, such a slower than forecast revenues or bookings (whether as a result of economic conditions, actions of competitors or business interruptions), reductions in gross margins or technical problems with product development, introduction or evaluation or increases in operating expenses attributable to changes in product shipment volumes or changes in supplier pricing.

          "Material Contracts" shall have the meaning ascribed to it in Section 2.5(a).

          "Merger" shall have the meaning ascribed to it in the Recitals to the Agreement.

          "Merger Consideration" shall have the meaning ascribed to it in
Section 1.5(c).

          "NASD" shall have the meaning ascribed to it in Section 2.5.

          "Newco" shall have the meaning ascribed to it in the Recitals to the Agreement.

          "Newco Common Stock" shall have the meaning ascribed to it in 1.5(a).

          "Option Plans" shall mean the 1994 Stock Option Plan, 1995 Stock Option Plan, the 1995 Non-Employee Director Stock Option Plan and the 1997 Equity Incentive Plan.

          "Parent" shall have the meaning ascribed to it in the Recitals to the Agreement.

          "Paying Agent" shall have the meaning ascribed to it in Section
1.7(a).

          "Proxy Statement" shall have the meaning ascribed to it in Section
5.1.

          "SEC" shall have the meaning ascribed to it in Section 1.7(a).

          "SEC Reports" shall have the meaning ascribed to it in Section 2.7.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stock Purchase Agreement" shall have the meaning ascribed to it in the Recitals.

     "Subsidiary" shall mean any corporation, partnership, joint venture or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other direct or indirect Subsidiaries.

          "Superior Proposal" shall have the meaning ascribed to it in Section 4.4(c).

          "Surviving Corporation" shall have the meaning ascribed to it in
Section 1.2.

          "Surviving Corporation Common Stock" shall have the meaning ascribed to it in Section 1.5(a).

          "Tax" and "Taxes" shall have the meanings ascribed to it in Section 2.15(a).

          "Tax Returns" shall have the meaning ascribed to it in Section
2.15(a).

          "Third Party" shall have the meaning ascribed to it in Section 4.4(a).

     "Transaction Expenses" shall mean all legal and accounting fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated hereby and the preparation, execution and delivery of this Agreement.

          "Warrant Consideration" shall have the meaning ascribed to it in
Section 1.6(b).

                                 SCHEDULE 1.4(a)

         Paolo Targetti
         Alvaro Andorlini
         Lorenzo Targetti
         Charles Kimmel
         Terrence Walsh



                                 SCHEDULE 1.4(b)

         Lorenzo Targetti, Chairman of the Board
         Terrence Walsh, Chief Executive Officer and Vice Chairman of the Board Charles Kimmel, President and Chief Financial Officer

                                 SCHEDULE 4.7(a)




                            ------------------------------------------------
                            CLOSING        1ST           2ND        TOTAL
                            DATE OF    ANNIVERSARY   ANNIVERSARY
                            MERGER     OF CLOSING   OF CLOSING
                                     $           $             $          $

Charles Kimmel                       0     100,000*        50,000    150,000
Marie Paris                     15,000       17,500        17,500     50,000
Nigel Coppins                    2,500        2,500         2,500      7,500
Richard Call                     2,500        2,500         2,500      7,500
Bert Stieg                       5,000        6,250         6,250     17,500
Guillermo Briseno                4,500        5,000         5,000     14,500
Tom Nagano                       4,500        5,000         5,000     14,500
                                ------      -------        ------    -------
                                34,000      138,750        88,750    261,500
                                ======      =======        ======    =======
* Charles Kimmel will be paid $50,000 on January 10, 2000 and $50,000 on the second anniversary of the Closing Date.



                                 SCHEDULE 4.7(b)


         Employer matching contributions with respect to each participant's account at least equal to 50% of the employee's contribution up to 6% of the employee's base salary.

                                                                    EXHIBIT B TO
                                                                MERGER AGREEMENT


                              FORM OF PRESS RELEASE


         Santa Ana, California - September __, 1999 - In a joint announcement Monday, Tivoli Industries Inc. (Nasdaq:TVLI) and Targetti Sankey S.p.A., an Italian Company ("Targetti" - Milan Exchange: TS) announced that they had entered into a merger agreement, in which Tivoli will become a wholly owned subsidiary of Targetti.

         Each Tivoli stockholder will receive a cash payment of $4.50 per share of common stock of Tivoli, representing total proceeds to the shareholders of Tivoli of approximately $5.6 million.

         Tivoli said that a proxy statement describing the merger and calling a special meeting of its stockholders to approve the merger, is expected to be mailed to the stockholders subsequent to the review of the proxy statement by the Securities and Exchange Commission.

         The special meeting of the stockholders is expected to be held approximately 20 business days subsequent to the mailing of the proxy statement and, if the merger is approved by the stockholders, it is expected to be closed shortly after the special meeting.

         Tivoli directors and officers who own approximately 36 percent of Tivoli's outstanding common stock, have agreed to vote in favor of the merger. Additionally, Tivoli has agreed, under certain circumstances, to pay a breakup fee in the event that the Merger Agreement is terminated.

         An independent committee of Tivoli's board of directors has recommended that the stockholders vote in favor of the merger. L.H. Friend, Weinress, Frankson & Presson LLC, Tivoli's independent financial adviser, has rendered its opinion to the board of directors that the cash payment of $4.50 per share of common stock is fair to the stockholders of Tivoli from a financial point of view.

         Completion of the merger is subject to certain conditions, including the approval of the merger by at least 51 percent of the stockholders of Tivoli and the receipt of all required regulatory approvals. The merger will be financed by Targetti from its existing resources and available lines of credit.

         In an announcement in Florence, Paolo Targetti, president of Targetti Sankey S.p.A., said: "Targetti is pleased abut this merger with Tivoli because it emphasizes our strong commitment to continueD growth within the U.S. and North America markets. Our relationship with Tivoli through our joint venture - Targetti USA, has established a successfully framework and foundation upon which to continue our marketing and sales efforts."

         Targetti continued: "The two companies have complemented each other from a product, market, cultural and organizational perspective. TIVOLI'S reputation as a high-end specialty lighting supplier provides expanded opportunities to increase exports from the U.S. to Europe, the Pacific Rim and South America."

         Targetti also announced that Terrence C. Walsh, chairman and chief executive officer of Tivoli Industries, will remain with the new firm as vice chairman and CEO. Charles F. Kimmel, currently Tivoli's president, will retain this position in the new organization.

         Commenting further on the retention of the key executives, Targetti continued: "We are very happy to build upon the vision and teamwork that Terrence Walsh has established in the company. Both Mr. Walsh and Mr. Kimmel will provide the leadership and continuity of our efforts to expand Targetti's importance in the U.S. lighting market."

         Concurrently, in Santa Ana, Terrence C. Walsh said: "On behalf of the board of directors, employees and shareholders of Tivoli, I am pleased to announce the merger with Targetti. We look upon this merger as an evolutionary step for Tivoli, building upon a strong relationship with Targetti that began over five years ago.

         "The Tivoli team is very excited about our further expansion and growth, based here in Santa Ana. The combination of Tivoli's products and markets with Targetti's global strengths and resources makes this a strong strategic move that will enhance our products and services to our customers. Both Chuck Kimmel and I are excited about joining Targetti's team."

         Targetti was founded in 1928 and, together with its subsidiaries and associated companies, is one of the principal manufacturers in the technical/architectural lighting sectors in both Italy and Europe. In 1998, Targetti successfully completed an initial public offering and is listed on the Milan Exchange.

         Targetti develops, manufactures and distributes interior, exterior and decorative lighting products for both commercial and residential users. Targetti has developed an extensive international support network that provides for an operating and distribution structure with comprehensive support through its principal markets worldwide.

         This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future operating activities, integration issues and other matters. Actual results may vary materially, including for the reasons and based upon the Risk Factors described in Tivoli's filings and reports with the Securities and Exchange Commission. None of the parties accepts any obligation to update any such forward-looking statements.

                                                                  EXHIBIT C-1 TO
                                                                MERGER AGREEMENT


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of __________ __, 1999, by and between TIVOLI INDUSTRIES, INC., a California corporation whose principal place of business is located in Santa Ana, California 92705 (the "Company"), and TERRENCE C. WALSH, an individual residing in the State of California (the "Executive").

         This Agreement is being executed simultaneously with the closing of the merger (the "Merger") of Florence Acquisition Corp., a wholly owned subsidiary of Targetti Sankey S.p.A., an Italian corporation ("Parent"), with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of September 17, 1999, among Newco, Parent and the Company. In connection therewith, the Executive, who has been employed by the Company prior to the Merger, has agreed to become an executive of the Company as the surviving corporation in the Merger.

         Accordingly, the parties agree as follows:

         1. Term. This Agreement shall continue in full force and effect for a period which shall commence as of the date hereof and shall continue until December 1, 2001 (the "Term"), unless sooner terminated as hereinafter provided. This Agreement shall be automatically renewed for additional one year terms unless either party delivers notice of termination (the "Termination Notice") to the other party not later than 150 days prior to the scheduled expiration of the then current Term. At any time after a Termination Notice has been delivered in accordance with the preceding sentence, the Company shall have the option of immediately terminating the Executive's employment hereunder by paying the Executive in cash an amount equal to (A) the Executive's Annual Salary (as hereinafter defined), divided by (B) 365, multiplied by (C) the number of days from the date of termination of the Executive's employment until the expiration of the then current Term.

         2. Employment. Executive shall serve as the Chief Executive Officer of the Company and as Vice Chairman of the Board of Directors of the Company (the "Board"), subject to the reasonable directions of the Board, and as such shall have day-to-day responsibility for the management of all of the Company's affairs and operations. In addition, the Executive shall serve as Vice Chairman of the Board. Executive shall devote his full executive time, energies and abilities to the proper and efficient performance of his duties provided herein. Executive shall at all times perform his duties and obligations faithfully and diligently and to the best of Executive's ability.

         3. Compensation.

                  (a) The Company shall pay the Executive during the Term a salary at the rate of One Hundred Fifty Five Thousand Dollars ($162,750) per annum (the "Annual Salary"). The Annual Salary shall be payable in equal semi-monthly installments, less such deductions as shall be required to be withheld by applicable law and regulations. Executive's salary shall be reviewed by the Board annually not later than November 1, of each year and Executive shall receive such salary increases as the Board shall determine in its sole discretion.

                  (b) Executive shall be eligible to receive a bonus as provided in the Company's Management Incentive Plan for Fiscal Year Ending September 30, 1999 and in any future incentive bonus plan hereafter adopted by the Company in its discretion.

                  (c) Contemporaneously with the execution of this Agreement, the Company will issue shares of common stock of the Company, par value $0.001 per share, representing, as of the Closing of the Merger, a 7.5% ownership interest in the Company to the Executive for services to be rendered hereunder, with such shares to be held and disposed of in accordance with the terms of the Shareholders Agreement (the "Shareholders Agreement") dated the date hereof, by and among the Company, the Executive and Parent attached hereto as Exhibit A.

                  (d) In addition to the above, Executive shall be entitled to receive an auto allowance of $1,250 per month, payable monthly.

         4. Benefits and Vacations.

                  (a) Executive and his dependents shall be entitled to participate in or receive benefits under the Company's health insurance plans or arrangements as in effect on the date hereof for such period of time as such plans and arrangements shall remain in effect. In addition, Executive shall be entitled to participate in or receive benefits under any pension plan, profit-sharing plan, life insurance, health-and-accident plan or arrangement made available in the future by the Company to its executives and key management executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, for so long as such plans and arrangements remain in effect. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any compensation payable to Executive hereunder.

                  (b) Executive shall be entitled to the number of paid vacations days in each calendar year and to compensation for earned but unused vacation days, determined by the Board from time to time for its executives and key management executives, but not less than four (4) weeks in each year of the Term hereof. Executive shall also be entitled to all paid holidays given by the Company to its executives and key management executives.

                  (c) Executive shall be entitled to receive reimbursement of Health Club membership dues. Such membership dues are not to exceed $150 on a monthly basis and should be fully supported by applicable receipts, documenting the actual dues paid by the Executive.

         5. Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive (in accordance with the policies and procedures from time to time adopted by the Board for its senior executive officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefore in accordance with the Company's policy.

         6. Termination.

                  (a) Executive's employment hereunder shall terminate immediately upon death.

                  (b) In the Event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity, such failure to so perform such duties shall not be grounds for terminating the employment of Executive by the Company, provided, however, that the Company may terminate Executive's employment hereunder should the period of such incapacity exceed six (6) consecutive months. Any such termination shall not be considered to be for "Cause" as defined in subparagraph (e) immediately below.

                  (c) Executive's employment hereunder may be terminated by the Company prior to the expiration of the Term with or without "Cause" (as defined in subparagraph 6(e) below), immediately upon delivery by the Company of a written Notice of Termination.

                  (d) In the event that Executive is terminated without Cause, the Company shall pay Executive's salary through the date of termination, after deducting any amounts lawfully owing from Executive to the Company, plus an amount (the "Severance Amount") equal to two times the Annual Salary as determined in accordance with Section 3(a). The Company shall also pay, when due, the Executive's C.O.B.R.A. health insurance expenses for the period commencing on the date of termination and ending on the earlier of (i) the Executive obtaining new employment which provides the Executive with health insurance coverage or (ii) eighteen months after the date of the Executive's termination hereunder. Upon payment of the foregoing amounts to the Executive, the Company shall thereafter have no further obligation to Executive.

                  (e) For the purposes of this Agreement, "Cause" means (i) the willful and continued failure by Executive to substantially perform Executive's duties hereunder, other than any such failure resulting form Executive's incapacity due to physical or mental illness, after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties, (ii) the intentional engaging by Executive in conduct materially and demonstrably injurious to the Company, or (iii) conviction of a felony. For purposes of this subparagraph, no act, or failure to act, on the part of the Executive shall be considered "intentional" merely because it was the result of bad judgment or negligence; rather such act or failure or failure to act must have been done or omitted to have been done, by Executive other than in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for "Cause" pursuant to clauses (i) or (ii) above unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct described above in clauses (i) or (ii) of this subparagraph and specifying the particulars thereof in detail. In the event that Executive is terminated for Cause, the Company shall pay Executive's salary through date of termination after deducting any amounts lawfully owing from Executive to the Company, and shall thereafter have no further obligations to Executive except as may be provided in the Shareholders Agreement with respect to the repurchase of the Shares.

                  (f) Executive shall be entitled to terminate his employment with the Company hereunder for "Good Reason." If the Executive terminates his employment hereunder for Good Reason, the Company shall pay Executive's salary through the date of termination, after deducting any amounts lawfully owing from Executive to the Company, plus the Severance Amount. Upon payment of such amounts, the Company shall thereafter have no further obligation to Executive except as may be provided in the Shareholders Agreement with respect to the repurchase of the Shares. For purposes of this Agreement, any termination of employment under any one or more of the following circumstances shall be for "Good Reason":

                           (i) Without Executive's express written consent, the
repeated assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities and status with the Company, or a reduction in Executive's reporting responsibilities, titles or offices as in effect upon the execution hereof, or any removal of Executive from or any failure to reelect Executive to any such positions, except in connection with the termination of Executive's employment for Cause, disability, retirement or as a result of death;

                           (ii) If the Company or the Parent experiences a
change of control via merger, consolidation, sales of all or substantially all the shares or the assets or other transaction (or series of related transactions) following which the shareholders of the Company or the Parent immediately prior to such transaction own less than 50% of the outstanding voting shares of the Company or the Parent following such transaction;

                           (iii) The reduction by the Company in Executive's
base salary, as the same may be thereafter increased from time to time, or the failure by the Company to otherwise pay Executive the base salary provided for herein;

                           (iv) The failure by the Company to continue
Executive's participation in any benefit plan, pension plan, qualified retirement plan, life insurance plan, vacation plan, holiday plan, car lease plan, medical expense, health and accident plan or disability plan, or expense reimbursement arrangement specified in paragraph 4 and 5 hereof (or a similar plan or arrangement adopted by the Company for its executives), or the taking of any action by the Company (prompt notice of which shall be provided to Executive) which would materially adversely affect Executive's participation in (including materially increasing Executive's costs of such participation), or materially reduce Executive's benefits under, any of such plans, or which would deprive Executive of any other material fringe or personal benefits under any of such plans;

                           (v) Any action by the Company that would require
Executive to relocate his principal residence or office to a location more than 50 miles from the Company's current principal executive offices; and

                           (vi) Any action intended as its primary purpose to
reduce the amount of any payment due to the Executive under Sections 2.02(a) or 2.03(a) of the Shareholders Agreement;

in each case after the Executive has given the Company and the Parent written notice of any action that the Executive believes constitutes Good Reason under any of the clauses set forth above and the Company has failed within 60 days after its receipt of such notice to correct or rescind such action. Any failure by the Executive to give notice that the taking of any action by the Company constitutes Good Reason within 60 days after the date of the occurrence of such action shall be deemed to be a waiver and consent by the Executive to the taking of such action by the Company and shall not thereafter give rise to Good Reason hereunder.

                  (g) Any termination of Executive's employment by the Company, or by Executive for Good Reason shall be communicated by Written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and shall set forth the date upon which such termination is to become effective.

         7. Proprietary Information. Executive acknowledges that certain technological and other information may from time to time be disclosed to Executive by the Company during the continuance hereof. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by the Company through or involving the services and efforts of Executive hereunder, shall at all times consist of an be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by the Company, and that Executive does not have, and shall not have or hereafter acquire, any rights in or to any such information and technology, including without limitation any patents, inventions, discoveries, know-how, trademarks or tradenames used or adopted by the Company in connection with the design, development, manufacture, marketing, sale or installation of any products which at any time during the continuation hereof may be offered or sold or licensed by the Company. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by the Company, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information concerning the Company, or any customers or other products of the Company, to any person, firm or entity.

         8. Agreement Not to Compete; Non-Solicitation.

                  (a) Executive acknowledges that, by virtue of this position with the Company, Executive will develop considerable expertise in the business operations of the Company and will have access to extensive confidential information with respect to the Company. Executive also acknowledges that this is a personal services contract wherein Executive's services are of a special, unique, unusual, extraordinary and intellectual character. Executive further acknowledges that his services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive acknowledges that the Company would be irreparably damaged, and its substantial investment materially impaired, if Executive were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if Executive were to make unauthorized use or disclosure of any confidential information concerning the business of the Company.

                  (b) In consideration of the terms and conditions of this Agreement, including without limitation, this Section 8, Executive hereby agrees that, during the period of his employment with the Company and for the longer of
(i) the remainder of the term of this Agreement had Executive not been terminated, or (ii) a period of 24 months, he will not without the Company's express written consent, (i) engage in any employment or business activity which is competitive with, or would otherwise conflict with, the business of the Company as is currently conducted or presently under development as of the date of Executive's termination; or (ii) solicit or attempt to solicit, either directly or through others, (A) any executive, consultant, or independent contractor of the Company to terminate his or her relationship with any other person or business entity; or (B) the business of any customer, vendor, or distributor of the Company. Executive further agrees to notify the Company, in writing, before Executive obtains employment with, performs work for, or engages in any professional activity on behalf of any company, person or entity in the lighting industry.

                  (c) In the event that Executive engages in any such competitive activity in breach of this Agreement, Executive hereby agrees that the Company shall be entitled to equitable relief (e.g. injunctions) to prevent any such competitive activity by Executive. The right and remedies hereof shall be cumulative (and not alternative).

                  (d) Executive expressly acknowledges that he is voluntarily entering into this Agreement, that the provisions in this Section 8 are a material inducement to the Company in entering this Agreement, and that the terms and conditions of this Agreement are fair and reasonable to Executive in all respects.

         9. General Provisions.

                  (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Company or Executive at their respective last known address. Either party may change its address by written notice give in accordance with this subparagraph.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or all of Executive's rights or duties hereunder without the prior written consent of the Company.

                  (c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and constructed in all respects in accordance with the laws of the State of California.

                  (d) Captions and Paragraph headings used herein are for convenience only and are not a part of this Agreement and shall be used in construing it.

                  (e) Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining provisions of this Agreement shall remain in full force as if this Agreement had been executed with said provision eliminated.

                  (f) The Company shall indemnify Executive to the fullest extent permitted by applicable law with respect to any claims arising from the performance by Executive of his duties hereunder during the Term of this Agreement.

                  (g) This Agreement contains the entire agreement of the parties, and supercedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or therein, and that no other agreement, statement or promise not contained herein or therein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by the Company on the one hand, and by Executive on the other hand.

                  (h) In the event of any litigation between Executive and the Company concerning the rights or obligations of any party under this Agreement, the non-prevailing party shall pay the reasonable costs and expenses, including attorneys' fees, of the prevailing party in connection therewith.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

APPROVED:

"The Company"

TIVOLI INDUSTRIES, INC.



By:________________________



"Executive"

By:________________________
     Terrence C. Walsh

                                                                  EXHIBIT C-2 TO
                                                                MERGER AGREEMENT


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of __________ __, 1999, by and between TIVOLI INDUSTRIES, INC., a California corporation whose principal place of business is located in Santa Ana, California 92705 (the "Company"), and CHARLES KIMMEL, an individual residing in the State of California ("Executive").

         This Agreement is being executed simultaneously with the closing of the merger (the "Merger") of Florence Acquisition Corp., a wholly owned subsidiary of Targetti Sankey S.p.A., an Italian corporation ("Parent"), with and into the Company pursuant to that certain Agreement and Plan of Merger dated as of September 17, 1999, among Newco, Parent and the Company. In connection therewith, the Executive, who has been employed by the Company prior to the Merger, has agreed to become an executive of the Company as the surviving corporation in the Merger.

         Accordingly, the parties agree as follows:

         1. Term. This Agreement shall continue in full force and effect for a period which shall commence as of the date hereof and shall continue until December 1, 2001 (the "Term"), unless sooner terminated as hereinafter provided. This Agreement shall be automatically renewed for additional one year terms unless either party delivers notice of termination (the "Termination Notice") to the other party not later than 90 days prior to the scheduled expiration of the then current Term. At any time after a Termination Notice has been delivered in accordance with the preceding sentence, the Company shall have the option of immediately terminating the Executive's employment hereunder by paying the Executive in cash an amount equal to (A) the Executive's Annual Salary (as hereinafter defined), divided by (B) 365, multiplied by (C) the number of days from the date of termination of the Executive's employment until the expiration of the then current Term.

         2. Employment. Executive shall serve as the President and Chief Financial Officer of the Company, subject to the reasonable directions of the Board of Directors of the Company (the "Board"), and as such shall have day-to-day responsibility for the management of all of the Company's affairs and operations. Executive shall devote his full executive time, energies and abilities to the proper and efficient performance of his duties provided herein. Executive shall at all times perform his duties and obligations faithfully and diligently and to the best of Executive's ability.

         3. Compensation.

                  (a) The Company shall pay the Executive during the Term a salary at the rate of One Hundred Twenty Seven Thousand Dollars ($133,350) per annum (the "Annual Salary"). The Annual Salary shall be payable in equal semi-monthly installments, less such deductions as shall be required to be withheld by applicable law and regulations. Executive's salary shall be reviewed by the Board annually not later than November 1, of each year and Executive shall receive such salary increases as the Board shall determine in its sole discretion.

                  (b) Executive also shall be eligible to receive a bonus as provided by the Company's Key Executive Retention Program as set forth in
Section 4.7(a) of the above referenced Agreement and Plan of Merger.

                  (c) Executive also shall be eligible to receive a bonus as provided in the Company's Management Incentive Plan for Fiscal Year Ending September 30, 1999 and in any future incentive bonus plan hereafter adopted instituted by the Company in its discretion.

                  (d) In addition to the above, Executive shall be entitled to receive an auto allowance of $600 per month, payable monthly.

         4. Benefits and Vacations.

                  (a) Executive and his dependents shall be entitled to participate in or receive benefits under the Company's health insurance plans or arrangements as in effect on the date hereof for such period of time as such plans and arrangements shall remain in effect. In addition, Executive shall be entitled to participate in or receive benefits under any pension plan, profit-sharing plan, life insurance, health-and-accident plan or arrangement made available in the future by the Company to its executives and key management executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, for so long as such plans and arrangements remain in effect. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any compensation payable to Executive hereunder.

                  (b) Executive shall be entitled to the number of paid vacations days in each calendar year and to compensation for earned but unused vacation days, determined by the Board from time to time for its executives and key management executives, but not less than four (4) weeks in each year of the Term hereof. Executive shall also be entitled to all paid holidays given by the Company to its executives and key management executives.

         5. Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive (in accordance with the policies and procedures from time to time adopted by the Board for its senior executive officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefore in accordance with the Company's policy.

         6. Termination.

                  (a) Executive's employment hereunder shall terminate immediately upon death.

                  (b) In the Event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity, such failure to so perform such duties shall not be grounds for terminating the employment of Executive by the Company, provided, however, that the Company may terminate Executive's employment hereunder should the period of such incapacity exceed six (6) consecutive months. Any such termination shall not be considered to be for "Cause" as defined in subparagraph (e) below.

                  (c) Executive's employment hereunder may be terminated by the Company prior to the expiration of the Term with or without "Cause" (as defined in subparagraph 6(e) below), immediately upon delivery by the Company of a written Notice of Termination.,

                  (d) In the event that Executive is terminated without Cause, the Company shall pay Executive's salary through the date of termination, after deducting any amounts lawfully owing from Executive to the Company, plus an amount (the "Severance Amount") equal to two times the Annual Salary as determined in accordance with Section 3(a). The Company shall also pay, when due, the Executive's C.O.B.R.A. health insurance expenses for the period commencing on the date of termination and ending on the earlier of (i) the Executive obtaining new employment which provides the Executive with health insurance coverage or (ii) eighteen months after the date of the Executive's termination hereunder. Upon payment of the foregoing amounts to the Executive, the Company shall thereafter have no further obligation to Executive.

                  (e) For the purposes of this Agreement, "Cause" means (i) the willful and continued failure by Executive to substantially perform Executive's duties hereunder, other than any such failure resulting form Executive's incapacity due to physical or mental illness, after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties, (ii) the intentional engaging by Executive in conduct materially and demonstrably injurious to the Company, or (iii) conviction of a felony. For purposes of this subparagraph, no act, or failure to act, on the part of the Executive shall be considered "intentional" merely because it was the result of bad judgment or negligence; rather such act or failure to act must have been done or omitted to have been done, by Executive other than in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for "Cause" pursuant to clauses (i) and (ii) above unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct described above in clauses (i) or (ii) of this subparagraph and specifying the particulars thereof in detail. In the event that Executive is terminated for Cause, the Company shall pay Executive's salary through date of termination after deducting any amounts lawfully owing from Executive to the Company, and shall thereafter have no further obligations to Executive.

                  (f) Executive shall be entitled to terminate his employment with the Company hereunder for "Good Reason." If the Executive terminates his employment hereunder for Good Reason, the Company shall pay Executives salary through the date of termination, after deducting any amounts lawfully owing from the Executive to the Company, plus an amount equal the Severance Amount, and shall thereafter have no further obligation to the Executive. For purposes of this Agreement, any termination of employment under any one or more of the following circumstances shall be for "Good Reason":

                           (i) Without Executive's express written consent, the
repeated assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities and status with the Company, or a reduction in Executive's reporting responsibilities, titles or offices as in effect upon the execution hereof, or any removal of Executive from or any failure to reelect Executive to any such positions, except in connection with the termination of Executive's employment for Cause, disability, retirement or as a result of death;

                           (ii) If the Company or the Parent experiences a
change of control via merger, consolidation, sales of all or substantially all the shares or the assets or other transaction (or series of related transactions) following which the shareholders of the Company or the Parent immediately prior to such transaction own less than 50% of the outstanding voting shares of the Company or the Parent following such transaction.

                           (iii) The reduction by the Company in Executive's
base salary, as the same may be thereafter increased from time to time, or the failure by the Company to otherwise pay Executive the base salary provided for herein;

                           (iv) The failure by the Company to continue
Executive's participation in any benefit plan, pension plan, qualified retirement plan, life insurance plan, vacation plan, holiday plan, car lease plan, medical expense, health and accident plan or disability plan, or expense reimbursement arrangement specified in paragraph 4 and 5 hereof (or a similar plan or arrangement adopted by the Company for its executives), or the taking of any action by the Company (prompt notice of which shall be provided to Executive) which would materially adversely affect Executive's participation in (including materially increasing Executive's costs of such participation), or materially reduce Executive's benefits under, any of such plans, or which would deprive Executive of any other material fringe or personal benefits under any of such plans; and

                           (v) Any action by the Company that would require
Executive to relocate his principal residence or office to a location more than 50 miles from the Company's current principal executive offices;

in each case after the Executive has given the Company and the Parent written notice of any action that the Executive believes constitutes Good Reason under any of the clauses set forth above and the Company has failed within 60 days after its receipt of such notice to correct or rescind such action. Any failure by the Executive to give notice that the taking of any action by the Company constitutes Good Reason within 60 days after the date of the occurrence of such action shall be deemed to be a waiver and consent by the Executive to the taking of such action by the Company and shall not thereafter give rise to Good Reason hereunder.

                  (g) Any termination of Executive's employment by the Company for disability, retirement or Cause, or by Executive for Good Reason shall be communicated by Written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and shall set forth the date upon which such termination is to become effective.

         7. Proprietary Information. Executive acknowledges that certain technological and other information may from time to time be disclosed to Executive by the Company during the continuance hereof. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by the Company through or involving the services and efforts of Executive hereunder, shall at all times consist of an be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by the Company, and that Executive does not have, and shall not have or hereafter acquire, any rights in or to any such information and technology, including without limitation any patents, inventions, discoveries, know-how, trademarks or tradenames used or adopted by the Company in connection with the design, development, manufacture, marketing, sale or installation of any products which at any time during the continuation hereof may be offered or sold or licensed by the Company. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by the Company, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information concerning the Company, or any customers or other products of the Company, to any person, firm or entity.

         8. Agreement Not to Compete; Non-Solicitation

                  (a) Executive acknowledges that, by virtue of this position with the Company, Executive will develop considerable expertise in the business operations of the Company and will have access to extensive confidential information with respect to the Company. Executive also acknowledges that this is a personal services contract wherein Executive's services are of a special, unique, unusual, extraordinary and intellectual character. Executive further acknowledges that his services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive acknowledges that the Company would be irreparably damaged, and its substantial investment materially impaired, if Executive were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if Executive were to make unauthorized use or disclosure of any confidential information concerning the business of the Company.

                  (b) In consideration of the terms and conditions of this Agreement, including without limitation, this Section 8 and payment of Severance Amount, Executive hereby agrees that, during the period of his employment with the Company and for the longer of (i) the remainder of the term of this Agreement had Executive not been terminated, or (ii) a period of 24 months, he will not without the Company's express written consent, (i) engage in any employment or business activity which is competitive with, or would otherwise conflict with, the business of the Company as is currently conducted or presently under development as of the date of Executive's termination; or (ii) solicit or attempt to solicit, either directly or through others, (A) any executive, consultant, or independent contractor of the Company to terminate his or her relationship with any other person or business entity; or (B) the business of any customer, vendor, or distributor of the Company. Executive further agrees to notify the Company, in writing, before Executive obtains employment with, performs work for, or engages in any professional activity on behalf of any company, person or entity in the lighting industry.

                  (c) In the event that Executive engages in any such competitive activity in breach of this Agreement, Executive hereby agrees that he shall return to the Company the Severance Amount in full immediately following such breach and that the Company shall be entitled to equitable relief (e.g. injunctions) to prevent any such competitive activity by Executive. The right and remedies hereof shall be cumulative (and not alternative).

                  (d) Executive expressly acknowledges that he is voluntarily entering into this Agreement, that the provisions in this Section 8 are a material inducement to the Company in


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entering this Agreement, and that the terms and conditions of this Agreement are fair and reasonable to Executive in all respects.

         9. General Provisions.

                  (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Company or Executive at their respective last known address. Either party may change its address by written notice give in accordance with this subparagraph.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or all of Executive's rights or duties hereunder without the prior written consent of the Company.

                  (c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and constructed in all respects in accordance with the laws of the State of California.

                  (d) Captions and Paragraph headings used herein are for convenience only and are not a part of this Agreement and shall be used in construing it.

                  (e) Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining provisions of this Agreement shall remain in full force as if this Agreement had been executed with said provision eliminated.

                  (f) The Company shall indemnify Executive to the fullest extent permitted by applicable law with respect to any claims arising from the performance by Executive of his duties hereunder during the Term of this Agreement.

                  (g) This Agreement contains the entire agreement of the parties, and supercedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or therein, and that no other agreement, statement or promise not contained herein or therein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by the Company on the one hand, and by Executive on the other hand.

                  (h) In the event of any litigation between Executive and the Company concerning the rights or obligations of any party under this Agreement, the non-prevailing party shall pay the reasonable costs and expenses, including attorneys' fees, of the prevailing party in connection therewith.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

APPROVED:

"The Company"

TIVOLI INDUSTRIES, INC.



By:________________________



"Executive"

By:________________________
     Charles Kimmel




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